Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, please contact:

Investor Relations:	Media Relations:
Karin Cellupica	Lucy Millington
978-614-8615	978-614-8240
kcellupica@sonusnet.com	lmillington@sonusnet.com

SONUS NETWORKS ADOPTS LIMITED DURATION STOCKHOLDER

RIGHTS PLAN

WESTFORD, MA., June 26, 2008 – Sonus Networks, Inc. (Nasdaq: SONS), a market leader in IP communications infrastructure, today announced that the Company’s Board of Directors has adopted a limited duration stockholder rights plan.

The three-year stockholder rights plan is designed to protect stockholders, to the extent possible, from a creeping acquisition and other tactics to gain control of the Company without offering all stockholders an adequate price and control premium.  The rights plan is intended to protect the interests of all Sonus stockholders and it provides the Board of Directors with the environment to maximize long-term stockholder value.

The Board of Directors has adopted this plan in response to recent heavy trading volumes in the Company’s common stock and the absence of an agreement with the Company’s largest stockholder, Legatum Capital Limited, with respect to Legatum’s involvement with the Company.  The Company stated that, despite its best efforts to engage Legatum Capital Limited in meaningful discussions concerning the business and future prospects of the Company and Legatum’s investment in the Company, it has been unsuccessful in bringing those discussions to a satisfactory conclusion.

“We continue to remain open to discussions with Legatum about the Company, its business and prospects, as well as Legatum’s investment in Sonus,” commented Richard Nottenburg, CEO of Sonus Networks. “Regrettably, we have not received the necessary assurances from Legatum under the securities laws, to allow us to have the confidential and full discussion we believe is needed to resolve Legatum’s issues.”

Under the stockholder rights plan, preferred stock purchase rights will be distributed as a dividend at the rate of one right for each share of common stock of the Company held by stockholders of record as of the close of business on July 7, 2008.  The rights will expire on June 26, 2011.

The rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company’s common stock (which includes for this purpose shares of common stock referenced in derivative transactions or securities), or commences or publicly announces a tender or exchange offer upon consummation of which they would beneficially own 15% or more of the Company’s common stock.  A person or group who beneficially owns 15% or more of the outstanding shares of the Company’s common stock prior to the adoption of the rights plan will not cause the rights to become exercisable upon adoption of the rights plan.  As a result, the rights will not be triggered even though Legatum Capital and its affiliates have reported that they beneficially owned approximately 24.8% of the outstanding shares of the Company’s common stock prior to the adoption of the rights plan based on Legatum’s public filings.  However, Legatum Capital and its affiliates will cause the rights to become exercisable if they (subject to certain limited exceptions) become the beneficial owner of additional shares of the Company’s common stock or their beneficial ownership decreases below 15% and subsequently increases to 15% or more.

The rights will be issued as a non-taxable dividend and will expire 3 years from the date of the adoption of the rights plan, unless earlier redeemed or exchanged.  Stockholders may recognize taxable income if and when the rights become exercisable or if the rights should ever be redeemed.

A copy of the rights plan will be filed with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K.

About Sonus Networks

Sonus Networks, Inc. is a market leader in IP communications infrastructure for wireline and wireless service providers. With its comprehensive IP Multimedia Subsystem (IMS) solution, Sonus addresses the full range of carrier applications, including residential and business voice services, wireless voice and multimedia, trunking and tandem switching, carrier interconnection and enhanced services. Sonus’ voice infrastructure solutions are deployed in service provider networks worldwide. Founded in 1997, Sonus is headquartered in Westford, Massachusetts. Additional information on Sonus is available at http://www.sonusnet.com.

This release may contain forward-looking statements regarding future events that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to Item 1A “Risk Factors” of Sonus’ Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the SEC, which identifies important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Risk factors include among others: the impact of material weaknesses in our disclosure controls and procedures and our internal control over financial reporting on our ability to report our financial results timely and accurately; the unpredictability of our quarterly financial results; risks and uncertainties associated with the Company’s restatement of its historical stock option granting practices and accounting including regulatory actions or litigation; risks associated with our international expansion and growth; consolidation in the telecommunications industry; and potential costs resulting from pending securities and patent litigation against the Company. Any forward-looking statements represent Sonus’ views only as of today and should not be relied upon as representing Sonus’ views as of any subsequent date. While Sonus may elect to update forward-looking statements at some point, Sonus specifically disclaims any obligation to do so, except as required by law.

Sonus is a registered trademark of Sonus Networks, Inc. All other company and product names may be trademarks of the respective companies with which they are associated.